Filed Pursuant to Rule 424(b)(7)
Registration No. 333-130993

PROSPECTUS SUPPLEMENT NO. 3
(To Prospectus Dated January 12, 2006 and Prospectus Supplements Dated June 7, 2007 and June 21, 2007)

10,417,253 Shares
Common Stock

This prospectus supplement supplements the prospectus dated January 12, 2006 and the prospectus supplements dated June 7, 2007 and June 21, 2007 relating to the offer and sell from time to time of up to 10,417,253 shares of common stock of The Macerich Company by the selling stockholders named therein.  This number of shares includes 191,263 shares held by selling stockholders that were acquired upon redemption of Units of The Macerich Partnership, L.P. and 10,225,990 shares constituting the maximum number of shares of our common stock that could be issued upon conversion of $950,000,000 aggregate principal amount of our 3.25 % Convertible Senior Notes due 2012 (the “Notes”), subject to certain adjustments.

The information appearing under the heading “Selling Stockholders” in the prospectus supplement dated June 7, 2007 and in the prospectus supplement dated June 21, 2007 is hereby supplemented and, as appropriate, amended by the following information:

Selling Stockholder	Shares Prior to the Offering	Shares Available for Sale Under this Prospectus Supplement	Shares After Completion of the Offering(1)

Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series	11,302	11,302	0
Partners Group Alternative Strategies PCC Limited, Red Delta Cell	9,946	9,946	0
Quattro Fund Ltd.	84,606	84,606	0
Quattro Multistrategy Masterfund LP	7,168	7,168	0

(1)                                  Assumes all shares available for sale under this prospectus supplement are sold.

Investing in the common stock involves risks.  See “Risk Factors” beginning on page S-2 of the prospectus supplement dated June 7, 2007.

We will not receive any proceeds from the sale by the selling stockholders of the common stock.  We will pay all expenses of the registration of the common stock and certain other expenses.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 29, 2007.